Exhibit 10.22

September 4, 2009

David Siewers

[***]

Dear David,

It is with great pleasure that I offer you employment with Selecta Biosciences, Inc. (“Selecta”). Your position will be Vice President, Finance. In addition to performing duties and responsibilities associated with the position above, from time-to-time Selecta may assign you other duties and responsibilities consistent with such position. Your effective date of hire as a regular employee will be September 8, 2009. Your employment will be for 2 days per week initially with the future possibility of increasing that to three days per week by mutual agreement.

As a regular, part-time employee of Selecta it is expected that you will dedicate your professional time, attention, and efforts to the business, technology, and affairs of Selecta. In return, you shall be paid on a salary basis at an annual rate of $80,000 to be paid twice monthly.

As an opportunity for you to share in the long-term success of Selecta, we intend to recommend to the Board of Directors that you be granted an incentive stock option to purchase 15,000 shares of Selecta’s common stock (the “Option”) at a purchase price equal to the fair market value, (as determined by the Board of Directors), on the date of the grant. The Option shall vest over a four-year period, with 25% vesting 12 months from your first day of employment with Selecta, and additional 2.083% vesting in equal monthly portions over the following 36 months, and shall otherwise be subject to the provisions of Selecta’s Stock Incentive Plan.

Your employment at all times will be at will, meaning that you are not being offered employment for a definite period and that either you or Selecta may terminate the employment relationship at any time for any reason. We do ask that you give two (2) weeks’ written notice if you decide to resign.

As a condition of your at-will employment, you will be required to sign the attached Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement. In addition, the Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., Social

480 Arsenal Street, Building One • Watertown, MA 02472 USA • tel: +1.617.923.1400 • fax: +1.617.924.3454    www.selectabio.com

Security Card, Driver’s License, US Passport). We will not be able to employ you if you fail to comply with this requirement.

Selecta maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

By accepting this offer, you represent that you are subject to no agreements which might restrict your conduct at Selecta; and that you understand that if you become aware at any time during your employment with Selecta that you are subject to any agreements which might restrict your conduct at Selecta, you are required to immediately inform Selecta of the existence of such agreements or your employment by Selecta shall be subject to immediate termination.

This letter, together with the Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement will constitute the entire agreement as to your employment relationship with Selecta. In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter.

This offer will expire at 5:00 p.m. on September 8, 2009. Please indicate your acceptance of this offer by signing and returning to me this letter and the attached Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement.

David, I am looking forward to having you join the Selecta team!

Sincerely,

SELECTA BIOSCIENCES, INC.

/s/ Robert L. Bratzler
Robert L. Bratzler, CEO

Accepted by:

/s/ David Siewers

Date: 9/8, 2009